Exhibit 4.17

SECOND SUPPLEMENTAL AGREEMENT

to the Revolving Credit Facility Agreement dated 16.12.2013

as amended by the First Supplemental Agreement dated 28.04.2015

This Deed is dated December 29, 2015 and is made in Cyprus BETWEEN:

(1)	GLOBUS MARITIME LIMITED, a company duly incorporated in the Republic of the Marshall Islands and having its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960, Marshall Islands (the “Borrower”);

(2)	FIRMENT TRADING LIMITED, a company duly incorporated in Cyprus and having its registered office at 1 Kostaki Pantelidi Street, Kolokasides Building, 3rd floor, PC 1010, Nicosia, Cyprus (the “Lender”);

WHEREAS:

1.	This Second Supplemental Agreement is supplemental to and constitutes an integral part of a facility agreement dated 16th December 2013 (the “Original Facility Agreement”) as amended by a first supplemental agreement dated 28 April 2015 (the “First Supplemental Agreement” and together with the Original Facility Agreement are hereinafter referred to as the “Existing Facility Agreement”) made between the Borrower and the Lender, pursuant to which the Lender agreed (inter alia) to make available to the Borrower, upon the terms and conditions therein contained, a revolving credit facility of up to US Dollars Eight million (US$ 8,000,000) for the purpose specified therein.

2.	This Second Supplemental Agreement sets out the terms and conditions upon which the Lender agrees, at the request of the Borrower, to an increase of the amount of the Facility, as more specifically set out in this Second Supplemental Agreement.

NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.01 Unless the context otherwise requires or unless otherwise defined herein, words and expressions defined in the Existing Facility Agreement shall have the same meanings when used in this Second Supplemental Agreement.

1.02 References in the Existing Facility Agreement to “this agreement” shall be references to the Existing Facility Agreement as amended and supplemented by this Second Supplemental Agreement and words such as “herein” and “hereof” where they appear in the Existing Facility Agreement, shall be construed accordingly.

1.03 In this Second Supplemental Agreement:

“Facility Agreement” means the Existing Facility Agreement as supplemented and amended by this Second Supplemental Agreement and/or as same may be supplemented and/or varied and/or amended at any time hereinafter.

2.	INCREASE OF THE FACILITY – AMENDMENTS TO THE EXISTING FACILITY AGREEMENT

2.01. Increase of the Facility

The Lender, at Borrower’s request, hereby agrees, upon and subject to the terms of the Existing Facility Agreement and this Second Supplemental Agreement, to an increase of the Facility in the additional amount of US Dollars twelve million (US $12,000,000), thus increasing the aggregate amount of the Facility from US Dollars eight million (US $8,000,000) (provided for in the Existing Facility Agreement) to US Dollars twenty million (US $20,000,000). The additional amount of the Facility may be drawn by the Borrower in one or more Advances.

In view of the above, it is hereby agreed that, with effect from 2 June 2015 (the “Effective Date”), Clause 1 (“Revolving Credit Facility–Purpose”) of the Existing Facility Agreement is hereby amended to read as follows:

“1. REVOLVING CREDIT FACILITY-PURPOSE

1.01 This agreement sets out the terms and conditions upon and subject to which the Lender, which is a shareholder of the Borrower, shall make available to the Borrower a revolving credit facility of up to US Dollars Twenty million (US$20,000,000) ("the Facility" and such term shall mean the principal amount owing to the Lender at any relevant time) during a period starting on the date hereof and ending on 11 April 2017 to be used by the Borrower for general working capital purposes. The Lender shall not be obliged to monitor or verify how the proceeds of the Facility or part thereof have been used by the Borrower.”

2.02.	Further amendments to the Existing Facility Agreement

a) The Lender, at the request of the Borrower, hereby agrees and the Borrower undertakes that the Loan and any and all other amounts owing at any relevant time by the Borrower to the Lender under the Facility Agreement will be repaid in full not later than 12 April 2017.

b) In view of the above it is hereby agreed that, with effect from the Effective Date, Clause 4.01 of the Existing Facility Agreement is hereby deleted and the following clause is hereby inserted in its place:

4.01 (Repayment) The aggregate of all the Loans, interest accrued thereon, costs and all other sums owing and outstanding under this agreement shall be repaid in full in one lump sum not later than 12 April 2017 (“the Final Maturity Date”). On the Final Maturity Date, the Facility will be deemed automatically cancelled and revoked without any further notice to the Borrower and no amount may be re-borrowed on or after the Final Maturity Date. On the Final Maturity Date any interest owing and unpaid, costs and any other amounts owing under this agreement shall be repaid in full.”.

c) Clause 11.09 (Notices) of the Existing Facility Agreement is hereby amended so that each notice or other communication to the Borrower, required to be given under, or in connection with the Facility Agreement shall be sent to the email: corporatesecretary@globusmaritime.gr and shall be addressed to the attention of the Corporate Secretary of the Borrower.

d) The Borrower hereby appoints Mrs Olga Lambrianidou as process agent in Greece and revokes the appointment of Mr. Georgios Karageorgiou made by the Borrower in Clause 11.10 (Process Agent in Greece) of the Existing Facility Agreement and, as a result, Clause 11.10 of the Existing Facility Agreement is hereby amended so that reference to Mr. Georgios Karageorgiou be deleted and Ms Olga Lambrianidou of 128 Vouliagmenis Avenue, 3rd Floor, 166 74 Glyfada, Greece, be referred to therein as the process agent in Greece .

e) Clause 11.13 (b) of the Existing Facility Agreement is hereby deleted and replaced by the following:

“(b) Each of the parties irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims). Each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and irrevocably designates, appoints and empowers Mr. Emmanuel K. Stavrianakis (103, Totterbridge Lane, London N20 8DX, England) to receive for it and on its behalf, service of process issued out of the English courts in any such legal action or proceedings.”

3.	CONDITIONS PRECEDENT

3.01 The effectiveness of Clause 2 of this Second Supplemental Agreement and the obligation of the Lender to allow any further use of the Facility or part thereof is subject to the condition that the Lender shall have received the following documents and evidence in form and substance satisfactory to the Lender and (if required by the Lender), certified, notarised, legalised or attested in a manner acceptable to the Lender:

(i)	A recent certificate of Incumbency of the Borrower signed by the secretary or a director of the Borrower stating its officers and/or its directors and confirming that there has been no change to the documents relating to its constitution;
(ii)	Minutes of meetings of the directors of the Borrower at which there was approved the entry into, execution, delivery and performance of this Second Supplemental Agreement and any other documents executed or to be executed pursuant hereto or thereto to which the Borrower is a party; and
(iii)	Any other evidence, as the Lender may require, of the due authority of any person signing this Second Supplemental Agreement and any other documents executed or to be executed pursuant hereto or thereto on behalf of the Borrower.

3.02 The obligation of the Lender to allow any further use of the Facility or part thereof is subject to the conditions that prior to and/or simultaneously with the delivery of the relevant Utilisation Request:

(i)	The representations and warranties set out in clause 6 of the Existing Facility Agreement are true and correct on and as of each such time as if each was made with respect to the facts and circumstances existing at such time;
(ii)	Any consent or permit as may be required has been obtained and remains valid; and
(iii)	No Event of Default shall have occurred and be continuing or would result from the drawdown of an Advance.

4.	REPRESENTATIONS AND WARRANTIES

4.01 This Second Supplemental Agreement is entered into by the Lender in reliance upon the representations made herein by the Borrower to the effect that all the representations and warranties in clause 6 of the Existing Facility Agreement are true and correct on the Effective Date as if each were made with respect to the facts and circumstances existing at such time, including to the extent that they may have been or shall be amended by this Second Supplemental Agreement and are repeated herein -as if contained in extenso and as if made with reference to the facts and circumstances existing on the date hereof- in connection with the Borrower and the Borrower covenants that the said representations and warranties shall remain true and correct and represents that there has not occurred and/or is continuing any Event of Default or any event which would constitute an Event of Default with the passage of time or the giving of notice or both.

5.	RECONFIRMATION

In consideration of the agreement of the Lender contained in this Second Supplemental Agreement, the Borrower hereby reconfirms its obligations under the Existing Facility Agreement, including, without limitation, compliance with the covenants contained in clause 8 of the Existing Facility Agreement, despite the changes in this Second Supplemental Agreement.

6.	MISCELLANEOUS

6.01 All the terms and conditions of the Existing Facility Agreement (other than those amended by this Second Supplemental Agreement) remain in full force and effect and apply to this Second Supplemental Agreement as well, and are deemed to be repeated as if set forth in extenso herein.

6.02 The Existing Facility Agreement and this Second Supplemental Agreement constitute an integral document which is valid and binding upon its parties in accordance with its terms.

6.03 This Second Supplemental Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

6.04 The Borrower covenants that from time to time, at the request of the Lender, will execute and deliver to the Lender or procure the execution and delivery to the Lender all such documents as the Lender shall reasonably deem necessary or desirable for giving full effect to this Second Supplemental Agreement or the Facility Agreement and for perfecting and protecting the value of or enforcing any rights or securities granted to the Lender under or pursuant to the Facility Agreement and this Second Supplemental Agreement

7.	GOVERNING LAW AND JURISDICTION

7.01 The provisions of clause 11.13(a) of the Existing Facility Agreement shall apply to this Second Supplemental Agreement as if it were set out in full and as if reference to the Existing Facility Agreement were reference to this Second Supplemental Agreement.

7.02 The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Second Supplemental Agreement or its subject matter or formation (including non-contractual disputes or claims). Each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and irrevocably designates, appoints and empowers Mr. Emmanuel K. Stavrianakis (103, Totterbridge Lane, London N20 8DX, England) to receive for it and on its behalf, service of process issued out of the English courts in any such legal action or proceedings.

8.	THIRD PARTY RIGHTS

8.01 A person who is not a party to this Second Supplemental Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Second Supplemental Agreement.

IN WITNESS whereof, the parties hereto have caused this Second Supplemental Agreement to be duly executed as a Deed the day and year first above written.

Executed and delivered as a Deed
By Loucas Hadjiyiangou	)
for and on behalf of	)
GLOBUS MARITIME LIMITED	)
the Borrower	)	/s/ Loucas Hadjiyiangou
Attorney-in-Fact
in the presence of	)
Name Andrea Georgiou	)
Address Nicosia Cyprus	)	/s/ Andrea Georgiou
Signature	)

Executed and delivered as a Deed
By Savvas Polydorou	)
For and on behalf of	)
FIRMENT TRADING LIMITED	)	/s/ Savvas Polydorou
the Lender	)	Director

in the presence of	)
Name Nikolaos Bratis	)
Address Nicosia Cyprus	)	/s/ Nikolaos Bratis
Signature	)

Page 6 of 6